SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 25, 2005


          Nevada                              Avalon Gold Corporation.

         State or other jurisdiction of    (Exact name of registrant as
          incorporation or organization)     specified in its charter)

                                   88-0195105

                      (I.R.S. Employer Identification No.)

      1288 Alberni Street, Suite 806, Vancouver, British Columbia, Canada

                    (Address of principal executive offices)

                                    V6E 4N5

                                   (Zip Code)

                                 (604) 664-0484

              (Registrant's telephone number, including area code)



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SECTION 2  FINANCIAL INFORMATION

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

On January 18, 2005, the Company entered into a Participation Agreement with Pioneer Oil and Gas ("Pioneer"), a Utah Corporation, to acquire an undivided Eighty-Five Percent (85%) working interest and an undivided Sixty-Eight (68%) net revenue interest in 13,189 acres located in Wasatch County, Utah, known as the "Uinta Basin". (See Exhibit 20-1 for description of leases).

The total consideration paid to Pioneer to acquire the 13,189 acres was $706,279.00 USD. The Company had previously advanced Pioneer $50,000.00 USD, pursuant to a letter of intent dated October 26, 2004, as an initial deposit and in return was pledged an exclusivity period to carry out its due diligence. The Company had an independent title search conducted on the acreage involved in the Participation Agreement and determined that Pioneer had good and marketable title to the leases. As such, on January 18, 2005, the Participation Agreement was duly signed and the balance of $656,279.00 USD was delivered to Pioneer to complete the closing.

As part of the agreement, Pioneer has agreed to provide the Company with 2-D seismic data crossing the acreage, on a confidential basis. Any additional seismic that Pioneer or the Company may mutually agree to acquire over the acreage shall be paid entirely by the Company with the parties owning the data in the same proportion as their working interest in the acreage. In addition, the Company will be required to drill an initial test well at a location on the acreage mutually agreed upon by Pioneer and the Company. The Company will serve as the Operator in drilling the acreage and must drill the initial well prior to November 1, 2010.

The Company shall pay One Hundred Percent (100%) of all costs of drilling the first two wells drilled on the acreage along with 100% of all costs of logging or testing the wells. If either of the first two test wells is deemed a dry hole, the Company shall pay One Hundred Percent (100%) of all costs of plugging and abandoning such well(s) and restoration of the surface upon which the well(s) reached its authorized depth and completion of all tests deemed necessary by the Operator.

If the Company elects to complete either or both of the first two wells drilled on the acreage, the Company shall pay One Hundred Percent (100%) of all completion costs through the tanks along with any costs associated to hook up the well(s) to pipeline for the well(s) to be capable of producing into a commercial pipeline for sale. If the Company does not wish to participate in an attempted completion of a well, the Company shall so notify Pioneer within Twenty-Four (24) hours (excluding Saturday, Sunday and legal holidays) after reaching Casing Point and all electric logs have been received, at which time the provisions of Article VI of the Operating Agreement shall govern such completion attempt.

After the first two wells are drilled and if productive are hooked-up to a pipeline and capable of producing oil and gas in commercial quantities, the Company shall pay 85% of all costs of operating the first two wells and Pioneer shall pay 15% of the operation costs of such wells as reflected in their working interest ownership in such wells.

Subsequent wells drilled after the first two wells on the Contract Acreage shall require Pioneer to either farmout its interest on a well by well basis under
Article VI herein or participate or not participate for its interest in the well pursuant to the provisions contained in the Operating Agreement.

SECTION 3 SECURITIES AND TRADING MARKETS

ITEM 3.02 Unregistered Sales of Equity Securities

The Company, through its subscription agreements (See Exhibit 20-1) dated between January 6, 2005 and January 25, 2005 (final closing date), with various subscribers, sold a total of 5,950,000 Units at $0.15 per unit for total proceeds of $892,500 USD. Each Series A Unit issued by the Company was comprised of (i) one restricted share of the Company's $.001 par value common stock and
(ii) a series "A" warrant which will enable the subscriber to acquire from the Company one share of the Company's $.001 par value common stock at a purchase price of $.50 per share ("Units"), expiring on that date which is exactly eighteen (18) months and one day after the Holder's subscription for Units was accepted by the Company (the "Exercise period"). Shares issued under the subscription agreements are subject to the restrictions of Rule 144.

A finders fee is payable in the form of a ten percent (10%) commission of the total proceeds. The finders fee is payable in the form of cash and/or Rule 144 equity common shares of the Company, at the discretion of the finders. In addition, a certain finder will receive a 1.5% gross royalty of all revenue produced by the Unita Basin project and paid to the Company.

The proceeds from the sale of these units will be used to meet the terms of the Participation Agreement with Pioneer Oil and Gas and to provide general working capital.

SECTION 9.01  EXHIBITS.


(c)  Exhibits

Exhibit No.        Description
-----------     --------------------------
10.1	      Pioneer Oil and Gas Participation Agreement.
20.1	      Private Placement Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned, thereunto duly authorized.

Avalon Gold Corporation

By:/s/: Carlton Parfitt
------------------------
Carlton Parfitt,
President

DATED:  January 25, 2005